As filed with the Securities and Exchange Commission on November 19, 2009
Registration No. 333-162936
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LOGMEIN, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	20-1515952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Unicorn Park Drive
Woburn, Massachusetts 01801
(781) 638-9050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael K. Simon
Chairman, President and Chief Executive Officer
500 Unicorn Park Drive
Woburn, Massachusetts 01801
(781) 638-9050
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

John H. Chory, Esq. Philip P. Rossetti, Esq. Susan L. Mazur, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 1100 Winter Street Waltham, Massachusetts 02451 (781) 966-2000	Keith F. Higgins, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-162936) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority fee.

Amount

Securities and Exchange Commission registration fee	$3,915
Financial Industry Regulatory Authority fee	7,517
Accountants’ fees and expenses	100,000
Legal fees and expenses	250,000
Transfer Agent’s fees and expenses	5,000
Printing and engraving expenses	150,000
Miscellaneous	33,568

Total Expenses	$550,000

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation also provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each, of its directors. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his capacity as a director, officer, employee or agent of the Registrant provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable basis to believe that his conduct was unlawful. In the event that the Registrant does not assume the defense of a claim against a director or executive officer, the Registrant will be required to advance expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

The Registrant maintains a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement that the Registrant will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and redeemable convertible preferred stock issued and options granted, by the Registrant within the past three years that were not registered under the Securities Act of 1933, as amended, the Securities Act. Also included is the consideration, if any, received by the Registrant for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)  Preferred Stock Financings

On December 26, 2007, the Registrant issued 2,222,223 shares of its series B-1 redeemable convertible preferred stock at a price of $4.50 per share to Intel Capital for an aggregate purchase price of $10,000,004. Upon the closing of our IPO, these shares converted into 888,889 shares or our common stock.

(b)  Stock Option Grants

Since inception through October 31, 2009, the Registrant has issued options to certain employees, consultants and others to purchase an aggregate of 4,508,600 shares of common stock. Through October 31, 2009, options to purchase 686,800 shares of common stock had been exercised, options to purchase 699,150 shares of common stock had been forfeited and options to purchase 3,122,650 shares of common stock remained outstanding at a weighted average exercise price of $4.39 per share.

(c)  Application of Securities Laws and Other Matters

No underwriters were involved in the foregoing sales of securities. The securities described in section (a) of this Item 15 were issued to a combination of foreign and U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder or Regulation S, as applicable, relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required.

The issuance of stock options and the common stock issuable upon the exercise of such options as described in section (b) of this Item 15 were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on this 19th day of November, 2009.

LOGMEIN, INC.

By:	/s/ Michael K. Simon
Michael K. Simon
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Michael K. Simon Michael K. Simon		President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009
/s/ James F. Kelliher James F. Kelliher		Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2009
* David E. Barrett		Director	November 19, 2009
* Steven J. Benson		Director	November 19, 2009
* Kenneth D. Cron		Director	November 19, 2009
* Edwin J. Gillis		Director	November 19, 2009
* Irfan Salim		Director	November 19, 2009
*By:	/s/ James F. Kelliher Attorney-in-Fact

Exhibit Index

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1(1)	Restated Certificate of Incorporation of the Registrant
3	.2(1)	Amended and Restated Bylaws of the Registrant
4	.1(1)	Specimen Certificate evidencing shares of common stock
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10	.1(1)	2004 Equity Incentive Plan, as amended
10	.2(1)	Form of Incentive Stock Option Agreement under the 2004 Equity Incentive Plan
10	.3(1)	Form of Nonstatutory Stock Option Agreement under the 2004 Equity Incentive Plan
10	.4(1)	2007 Stock Incentive Plan
10	.5(1)	Form of Incentive Stock Option Agreement under the 2007 Stock Incentive Plan
10	.6(1)	Form of Nonstatutory Stock Option Agreement under the 2007 Stock Incentive Plan
10	.7(1)	Form of Restricted Stock Agreement under the 2007 Stock Incentive Plan
10	.8(1)	Indemnification Agreement, dated as of July 23, 2008, between the Registrant and David Barrett
10	.9(1)	Indemnification Agreement, dated as of July 23, 2008, between the Registrant and Steven Benson
10	.10(1)	Indemnification Agreement, dated as of July 23, 2008, between the Registrant and Kenneth Cron
10	.11(1)	Indemnification Agreement, dated as of July 23, 2008, between the Registrant and Edwin Gillis
10	.12(1)	Indemnification Agreement, dated as of July 23, 2008, between the Registrant and Irfan Salim
10	.13(1)	Indemnification Agreement, dated as of July 23, 2008, between the Registrant and Michael Simon
10	.14(1)	Second Amended and Restated Investor Rights Agreement, dated as of December 26, 2007, among the Registrant and the parties listed therein
10	.15(1)	Lease, dated July 14, 2004, between Acquiport Unicorn, Inc. and the Registrant, as amended by the First Amendment to Lease, dated as of December 14, 2005, as further amended by the Second Amendment to Lease, dated October 19, 2007
10	.16†(1)	Connectivity Service and Marketing Agreement, dated as of December 26, 2007, between the Intel Corporation and the Registrant
10	.17(1)	Amended and Restated Letter Agreement, dated as of April 23, 2008, between the Registrant and Michael Simon.
10	.18(1)	Amended and Restated Letter Agreement, dated as of April 23, 2008, between the Registrant and James Kelliher
10	.19(1)	Amended and Restated Letter Agreement, dated as of April 23, 2008, between the Registrant and Martin Anka
10	.20(1)	Amended and Restated Letter Agreement, dated as of April 23, 2008, between the Registrant and Kevin Harrison
10	.21†(1)	License, Royalty and Referral Agreement, dated as of June 8, 2009, between Intel Americas, Inc. and the Registrant
10	.22(1)	2009 Stock Incentive Plan
10	.23(1)	Form of Management Incentive Stock Option Agreement under the 2009 Stock Incentive Plan
10	.24(1)	Form of Management Nonstatutory Stock Option Agreement under the 2009 Stock Incentive Plan
10	.25(1)	Form of Director Nonstatutory Stock Option Agreement under the 2009 Stock Incentive Plan
10	.26(1)	Form of Employment Offer Letter
10	.27(2)	Separation Agreement, dated October 5, 2009, between the Registrant and Carol Meyers
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of Independent Registered Public Accounting Firm
23.2		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23	.3*	Consent of Shields & Company, Inc., dated as of November 4, 2009
24	.1*	Powers of Attorney

*	Previously filed.

†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (Reg 333-148620)

(2)	Incorporated by reference to Registrant’s Form 10-Q for the quarter ended September 30, 2009 (001-34391)